EXHIBIT 10.3

July 30, 2009

Array BioPharma Inc.

3200 Walnut Street

Boulder, Colorado 80301

Re:       Drug Discovery Collaboration Agreement

Ladies/Gentlemen:

Reference is made to that certain Drug Discovery Collaboration Agreement between Array BioPharma Inc. (“Array”) and Genentech, Inc. (“Genentech”), effective as of December 22, 2003, which was subsequently modified by a Letter Agreement, dated October 11, 2004, and amended by a First Amendment, dated May 20, 2005, a Second Amendment, dated October 1, 2005, a Third Amendment, dated April 2, 2007, a Fourth Amendment, dated July 25, 2008, and a Fifth Amendment, dated September 1, 2008 (collectively, the “Agreement”).  All capitalized terms used in this letter agreement (“Letter Agreement”), which is effective as of January 29, 2009, shall have the meanings defined in the Agreement unless otherwise defined herein.

This Letter Agreement confirms the agreement of the Parties with respect to the FTE payment rate, certain FTE limitations, the continued provision of FTE reports by Array and certain Genentech audit rights.  Accordingly, in addition to the provisions of the Agreement, Array and Genentech agree as follows:

1.         FTE Rate; FTE Limitations.  Genentech shall provide FTE support for Array’s work under the Research Program, at an FTE rate of [***], which rate is effective as of January 29, 2009 (and through the remainder of the Research Term).  The Parties agree that without Genentech’s written request or approval, in its sole discretion, a particular individual shall not [***] in a given quarter.  Upon the execution of this Letter Agreement by both Parties, Array shall send an invoice to Genentech for any amounts due (based on the new FTE rate) and owed as of such execution date.  Genentech shall pay the invoiced amounts within one (1) week of receiving such invoice.

2.         FTE Reports.  Within thirty (30) days after the end of each quarter during which Genentech is funding Array FTEs, Array shall provide Genentech a report that specifies the following information for such quarter (each report including such information for FTE support on or after January 29, 2009, an “FTE Report”):  (a) the actual number of FTEs that performed activities under the Research Plan during such quarter; (b) the identity of the individuals included within those FTEs; and (c) the percentage of an FTE that each such individual represents.

[***] Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

3.         Records.  Array shall keep full, true and accurate books of account containing all particulars that may be necessary for the purpose of determining the correctness of FTE Reports and invoices received by Genentech under Section 6.2(b) of the Agreement.  Such books of account and the supporting data and other records shall be kept at the principal place of business of Array and shall include complete time reports for each individual included within FTEs funded by Genentech for the period such individual was funded (i.e., for all activities worked on during such period, whether or not funded by Genentech); provided, however, Array may remove descriptions of those activities that were not funded by Genentech.  Array’s books and records shall be open at all reasonable times, for [***] following the end of the calendar quarter to which they pertain, for examination in accordance with the provisions of paragraph 4 of this Letter Agreement; provided, however, any given set of books and records may only be examined once.

4.         Audits.  At the request and expense of Genentech, Array shall permit a nationally recognized independent certified public accountant, selected by Genentech and reasonably acceptable to Array, to examine, not more than once in any [***], such books of account and records described under paragraph 3 of this Letter Agreement as may be necessary to determine the correctness of any FTE Report or invoice under Section 6.2(b) the Agreement.  Such examination shall be made during regular business hours and upon at least [***] prior written notice.  After review of the accountant’s examination report, any uncontested overpayments shall be promptly refunded by Array or fully creditable against amounts payable in subsequent payment periods, at Genentech’s election.  Array shall (at Genentech’s election) refund or fully credit any contested overpayments, if any, that are due promptly after the dispute is resolved, in accordance with the provisions of Article 14 of the Agreement.  If such accountant reasonably determines that the actual number of FTEs specified in FTE Reports has been, for the period audited in total, (a) overstated by more than [***] and (b) resulted in an overpayment of more than [***], Array shall pay the reasonable costs of the examination.  The Parties agree that all information subject to review under any such audit is Confidential Information of Array and may only be used for purposes germane to such audit, and that Genentech shall retain and cause its accountant to retain all such information in confidence.

This Letter Agreement constitutes the entire understanding of the Parties with respect to the subject matter hereof and supersedes any prior understanding, oral or written, between the Parties with respect thereto.  The provisions of this Letter Agreement are generally in addition to those set forth in the Agreement, but this Letter Agreement shall be governed by applicable provisions of the Agreement as needed (e.g., confidentiality and dispute resolution); in the event of a conflict between a provision in the Agreement and this Letter Agreement, the provision in this Letter Agreement shall govern and control.

[***] Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

Please indicate your agreement by countersigning where indicated below.

Sincerely,

for Genentech, Inc.

Name:	/s/ Joseph S. McCracken
Title:	VP Business Development

AGREED AND ACCEPTED:
Array BioPharma Inc.

By:	/s/ R. Michael Carruthers
Name:	R. Michael Carruthers
Title:	Chief Financial Officer

[***] Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended